Exhibit 99.4
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
(Amounts in thousands except share and per share information)
On October 31, 2013, Barnes Group Inc. (the “Company”) completed its acquisition of the Männer Business (defined below) pursuant to the terms of the Share Purchase and Assignment Agreement dated September 30, 2013 ("Share Purchase Agreement") among the Purchaser, Otto Männer Holding AG, a German company based in Bahlingen, Germany (the "Seller"), and the three shareholders of Seller. Pursuant to the terms of the Share Purchase Agreement, the Company acquired all the shares of the capital stock of the subsidiaries through which Seller owns and operates its business (the "Männer Business") for an aggregate purchase price of €281,200 ($381,331) which was paid through a combination of €253,726 in cash ($344,636) and 1,032,493 shares of the Company's common stock (valued at €27,500 pursuant to the Share Purchase Agreement and $36,695 based upon market value at close). The Company funded the cash portion of the purchase price from cash on hand and borrowings under our fifth amended and restated revolving credit agreement ("Amended Credit Agreement").
The attached unaudited pro forma combined condensed financial information has been prepared to illustrate the effect of the acquisition of the Männer Business. The Unaudited Pro Forma Combined Condensed Statements of Income combine the historical statements of income of the Company and the Männer Business giving effect to the acquisition as if it had occurred on January 1, 2012. The historical information of the Company and the Männer Business for the six months ended June 30, 2013 is unaudited. The historical information for the Company and the Männer Business for the twelve months ended December 31, 2012 is derived from the audited financial statements of the Company and Otto Männer Holding AG. The historical financial information has been adjusted to give effect to matters that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the operating results of the combined company. The Company’s Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2013 is based upon the historical unaudited balance sheet of the Company as of June 30, 2013, combined with the unaudited historical balance sheet of Otto Männer Holding AG as of June 30, 2013, attached as Exhibit 99.2 to this Form 8-K/A, coupled with the pro forma impact of applying the purchase method of accounting and other related adjustments included therein based upon available information and assumptions that the Company believes are reasonable. The Unaudited Pro Forma Condensed Consolidated Balance Sheet is presented as if the acquisition of the Männer Business had occurred on June 30, 2013.
The attached Unaudited Pro Forma Combined Condensed Statement of Income for the twelve months ended December 31, 2012 also includes retrospective adjustments related to the sale of the Barnes Distribution North American business ("BDNA") on April 22, 2013. The Company filed a report on Form 8-K/A on April 24, 2013, related to the sale of BDNA, that includes the Unaudited Pro Forma Combined Condensed Statements of Income for the years ended December 31, 2012, 2011 and 2010 and the Unaudited Pro Forma Condensed Balance Sheet as of December 31, 2012 as required by the regulations of the Securities and Exchange Commission ("SEC"). The impact of the BDNA disposition is already reflected in the historical condensed balance sheets as of June 30, 2013 and in the historical consolidated statements of income for the six months ended June 30, 2013 as provided within the report on Form 10-Q, filed on July 30, 2013.
The attached Unaudited Pro Forma Combined Condensed Statement of Income for the twelve months ended December 31, 2012 does not include the results of Synventive Molding Solutions ("Synventive") prior to acquisition. The Company completed the acquisition of Synventive on August 27, 2012. The Company filed a report on Form 8-K/A on November 9, 2012, related to the acquisition of Synventive, as required by the regulations of the SEC. Synventive generated net sales of $101.5 million during the approximate eight-month period ended August 27, 2012.
The unaudited pro forma combined condensed financial information should be read in conjunction with the accompanying Notes to the unaudited pro forma combined condensed financial information and:

•
The unaudited pro forma combined condensed statements of income for the year ended December 31, 2011 and the six months ended June 30, 2012, as filed with the SEC on November 9, 2012 within our report on Form 8-K/A ;

•	The historical audited financial statements of the Company included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and filed on February 25, 2013;

•
The historical unaudited interim financial statements of the Company included in our quarterly reports on Form 10-Q for the three and nine months ended September 30, 2013, and filed with the SEC on November 1, 2013, Form 10-Q for the three and six months ended June 30, 2013, and filed with the SEC on July 30, 2013 and Form 10-Q for the three months ended March 31, 2013, and filed on April 29, 2013;

•
The unaudited pro forma combined condensed statements of income for the years ended December 31, 2012, 2011 and 2010 and the unaudited pro forma condensed balance sheet as of December 31, 2012 as filed within our report on Form 8-K/A on April 24, 2013;

•
The historical audited consolidated balance sheet of Otto Männer Holding AG as of December 31, 2012, and the consolidated statements of profit and loss, changes in stockholders' equity and cash flows for the year ended December 31, 2012 attached as Exhibit 99.1 to the Form 8-K/A to which this unaudited proforma combined condensed financial information is attached;

•
The historical unaudited consolidated balance sheet of Otto Männer Holding AG as of June 30, 2013, and the consolidated statements of profit and loss, changes in stockholders' equity and cash flows for the six months ended June 30, 2013 are filed as Exhibit 99.2; and

•
The historical unaudited consolidated balance sheet of Otto Männer Holding AG as of June 30, 2012, and the consolidated statements of profit and loss, changes in stockholders' equity and cash flows for the six months ended June 30, 2012 are filed as Exhibit 99.3.

The unaudited pro forma combined condensed financial information has been prepared using the acquisition method of accounting and may differ from our final acquisition accounting as our final purchase price allocation is subject to post-closing adjustments pursuant to the terms of the Share Purchase Agreement.
The unaudited pro forma combined condensed financial information is presented for informational purposes only. It has been prepared in accordance with the regulations of the SEC and is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the acquisition at the dates indicated, nor does it purport to project the future financial position or operating results of the combined company. It also does not reflect any cost savings, operating synergies or revenue enhancements that we may achieve with respect to the combined company nor the costs necessary to achieve those costs savings, operating synergies and revenue enhancements, or to integrate the operations of the Company and the Männer Business. The unaudited pro forma condensed combined statements of income also include certain purchase accounting adjustments, including items expected to have a continuing impact on combined results, such as the effect of debt financing necessary to complete the acquisition as well as the impact of depreciation and amortization expense on acquired assets. The Unaudited Pro Forma Combined Condensed Statement of Income for the twelve months ended December 31, 2012 was not adjusted to reflect any cost of sales related to a fair value inventory step-up as these expenses are considered non-recurring ($9,130 at acquisition date).

Barnes Group Inc.
Unaudited Pro Forma Combined Condensed Balance Sheet
June 30, 2013
(Dollars in thousands)

	Barnes Group Inc.	Männer Business	Balances of the Männer Business (Not Acquired)	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets			(Note 12)
Current assets						—
Cash and cash equivalents	$197,398	$59,760	$—	$(142,308)	(1)	$114,850
Accounts receivable, less allowances	229,934	22,083	—	—		252,017
Inventories	186,224	14,714	—	9,130	(2)	210,068
Deferred income taxes	23,331	897	—	609	(3)	24,062
				(775)	(2)
Prepaid expenses and other current assets	15,756	2,506	(1,206)	—		17,056
Total current assets	652,643	99,960	(1,206)	(133,344)		618,053

Deferred Income Taxes	37,318	78	—	(865)	(2)	36,531

Plant, property and equipment	583,303	118,727	(6)	(2,666)	(2)	699,358
Less: accumulated depreciation	(368,568)	(66,442)		—		(435,010)
	214,735	52,285	(6)	(2,666)		264,348

Goodwill	439,447	—	—	182,212	(2)	621,659
Other intangible assets	370,645	—	—	146,600	(2)	517,245
Other assets	20,182	—	—	762	(2)	20,944
Total assets	$1,734,970	$152,323	$(1,212)	$192,699		$2,078,780

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdraft payable	$12,899	$—	$—	$—		$12,899
Accounts payable	92,469	3,772	21,063	—		117,304
Accrued liabilities	227,191	30,074	—	3,348	(3)	262,273
				1,660	(2)
Long-term debt - current	54,241	1,466	—	—		55,707
Total current liabilities	386,800	35,312	21,063	5,008		448,183

Long-term debt	177,242	5,550	—	202,328	(1)	385,120
Accrued retirement benefits	133,562	498	—	—		134,060
Deferred income taxes	47,222	408	—	38,903	(2)	86,533
Other liabilities	15,154	22	—	762	(2)	15,938

Commitments and contingencies
Stockholders' equity
Common stock	596	13,040	—	(13,040)	(2)	606
				10	(1)
Additional paid-in capital	350,998	49,586	(1,304)	(48,282)	(2)	387,683
				36,685	(1)
Treasury stock	(161,941)	—	—	—		(161,941)
Retained Earnings	845,333	44,129	(20,971)	(23,158)	(2)	842,594
				(2,739)	(3)
Accumulated other non-owner changes to equity	(59,996)	3,778	—	(3,778)	(2)	(59,996)
Total stockholders' equity	974,990	110,533	(22,275)	(54,302)		1,008,946
Total liabilities and stockholders' equity	$1,734,970	$152,323	$(1,212)	$192,699		$2,078,780

Barnes Group Inc.
Unaudited Pro Forma Combined Condensed Statement of Income
Year Ended December 31, 2012
(Dollars in thousands)

	Barnes Group Inc.	Less: Sale of the BDNA Business	Barnes Group Inc. Prior to the Acquisition of the Männer Business	Männer Business	Pro Forma Adjustments	Notes	Pro Forma Combined
Net Sales	$1,229,959	$(301,179)	$928,780	$107,136	$—		$1,035,916

Cost of sales	812,192	(156,539)	655,653	64,491	2,932	(7)	720,360
					(316)	(6)
					(2,400)	(11)
Selling and administrative expenses	281,211	(115,215)	165,996	12,600	5,730	(4)	184,326
Operating Income	136,556	(29,425)	107,131	30,045	(5,946)		131,230

Interest expense (income), net	12,238	—	12,238	(122)	3,291	(5)	15,407
Other expense (income), net	2,671	(41)	2,630	(830)	375	(8)	2,175
Income from continuing operations before income taxes	121,647	(29,384)	92,263	30,997	(9,612)		113,648
Income taxes	23,350	(10,918)	12,432	8,729	(2,143)	(9)	19,018
Income from continuing operations	$98,297	$(18,466)	$79,831	$22,268	$(7,469)		$94,630

Earnings per Share of Common Stock from continuing operations:
Basic	$1.80		$1.46				$1.70
Diluted	$1.78		$1.44				$1.68

Dividends	$0.40		$0.40				$0.40

Weighted average common shares outstanding:
Basic	54,626,453		54,626,453		1,032,493	(1)	55,658,946
Diluted	55,224,457		55,224,457		1,032,493	(1)	56,256,950

See accompanying notes to the unaudited proforma combined condensed financial information.

Barnes Group Inc.
Unaudited Pro Forma Combined Condensed Statement of Income
Six months ended June 30, 2013
(Dollars in thousands)

	Barnes Group Inc. Less Sale of the BDNA Business	Männer Business	Pro Forma Adjustments	Notes	Pro Forma Combined
Net Sales	$530,940	$60,397	$—		$591,337

Cost of sales	355,127	38,971	1,466	(7)	394,206
			(158)	(6)
			(1,200)	(11)
Selling and administrative expenses	114,708	6,542	2,865	(4)	123,754
			(361)	(10)
Operating Income	61,105	14,884	(2,612)		73,377

Interest expense (income), net	7,598	(17)	1,646	(5)	9,227
Other expense (income), net	1,462	(336)	188	(8)	1,314
Income from continuing operations before income taxes	52,045	15,237	(4,446)		62,836
Income taxes	27,417	4,060	(1,002)	(9)	30,475
Income from continuing operations	$24,628	$11,177	$(3,444)		$32,361

Earnings per Share of Common Stock from continuing operations:
Basic	$0.46				$0.59
Diluted	$0.45				$0.58

Dividends	$0.20				$0.20

Weighted average common shares outstanding:
Basic	54,230,272		1,032,493	(1)	55,262,765
Diluted	55,135,892		1,032,493	(1)	56,168,385

See accompanying notes to the unaudited proforma combined condensed financial information.

Note 1 — Consideration for the Acquisition

The Company completed the acquisition of the Männer Business on October 31, 2013. Pursuant to the terms of the Share Purchase Agreement, the Company acquired all the shares of capital stock of the Männer Business for an aggregate purchase price of €281.2 million ($381.3 million) which was paid through a combination of €253.7 million in cash ($344.6 million) and 1,032,493 shares of the Company's common stock (valued at €27.5 million pursuant to the Share Purchase Agreement and $36.7 million based upon market value at close). The Company funded the cash portion of the purchase price from cash on hand ($142.3 million) and borrowings under our fifth amended and restated revolving credit agreement ("Amended Credit Facility") ($202.3 million). For purposes of the unaudited pro forma combined condensed financial information, borrowings are classified as long-term based on the maturity of the Amended Credit Facility. We have assumed our borrowing under our Amended Credit Facility was at an annual interest rate of 1.35% (based on our actual interest rate at the time of borrowing on October 24, 2013).

Note 2 — Preliminary Allocation of Consideration

For the purpose of preparing the unaudited pro forma combined condensed financial information, the assets acquired and liabilities assumed have been measured using fair values based on information that was available at the time of the acquisition. Accordingly, the fair values of the assets and liabilities are subject to change based on additional information that may become known to us.
In connection with the acquisition of the Männer Business, the Company recorded intangible assets of $146.6 million, which includes $92.1 million of customer relationships, $21.0 million of patents and technology, $26.9 million related to the Männer trade name which has an indefinite life and $6.6 million of customer backlog. The useful lives of the acquired assets with finite lives were 16 years, 10 years and less than one year, respectively. The determination of fair value for these assets was primarily based upon the expected discounted cash flows. The determination of useful life was based upon historical experience, economic factors, and projected future cash flows of the combined Company.
Other assets and other liabilities reflect adjustments of $0.8 million and $0.8 million, respectively, to the fair value of acquired assets and liabilities.

Inventories reflect an adjustment of $9.1 million to record the inventory at its estimated fair market value. The increased inventory fair value adjustment will impact the Company's cost of sales after the closing. These expenses are considered non-recurring and are therefore not included in the Unaudited Pro Forma Combined Condensed Statement of Income.
Property, net, reflects an adjustment of $2.7 million to the estimated fair value of assets acquired.
Deferred tax liabilities have been recognized to reflect the estimated tax effect of the book and tax basis differences, primarily related to the intangible and tangible assets acquired.
A net adjustment of $182.2 million to goodwill has been recorded to reflect the excess of the purchase price over the fair value of the net assets acquired. The goodwill adjustment reflects the balance that would have been recorded if the acquisition occurred on June 30, 2013, and reflects the respective net assets as of this date.

Adjustments aggregating $88.3 million represent the elimination of the Männer Business's historical equity balances.

The following table summarizes the fair values of the assets acquired and liabilities assumed as if the acquisition occurred on June 30, 2013 (in millions):

Cash	$59.8
Accounts receivable	22.1
Inventory	23.8
Other current assets	1.4
Property, plant and equipment	49.6
Intangible assets	146.6
Goodwill	182.2
Total assets acquired	485.5

Current liabilities	(40.2)
Deferred revenue	(19.1)
Deferred income taxes	(39.3)
Long-term debt	(5.6)
Total liabilities assumed	(104.2)
Net assets acquired	$381.3

Note 3 - Transaction Costs Not Yet Recorded
This adjustment reflects $3.3 million of business acquisition costs that are estimated to be incurred subsequent to June 30, 2013. The adjustment also reflects the estimated tax benefit associated with these costs of $0.6 million. These items are not reflected in our Unaudited Pro Forma Combined Condensed Statement of Income as they are deemed non-recurring.

Note 4 - Intangible Asset Amortization - Selling, General and Administrative Expenses

As set forth in Note 2 above, the Company allocated $146.6 million of the purchase price to intangible assets. Of this balance, the Company has allocated $92.1 million of the purchase price to customer relationships with estimated economic lives of 16 years. The incremental semi-annual and annual amortization expense for these acquired intangible assets will be approximately $2.9 million and $5.7 million, respectively, using straight-line amortization, and has been included in selling, general and administrative expenses within the Unaudited Pro Forma Combined Condensed Statements of Income for the six months ended June 30, 2013 and twelve months ended December 31, 2012, respectively.

Note 5 - Interest Expense on Borrowings

As discussed in Note 1 above, the Company borrowed approximately €149.0 million ($202.3 million) under its Amended Credit Agreement to fund the acquisition of the Männer Business. For purposes of the unaudited pro forma combined condensed financial information, we have assumed our borrowing under our $750 million Amended Credit Agreement was at an annual interest rate of 1.35% (based on our committed interest rate at the time of borrowing on October 24, 2013). As such, we have included approximately $1.6 million and $3.3 million of interest expense in our Unaudited Pro Forma Combined Condensed Statement of Income for the six months ended June 30, 2013 and twelve months ended December 31, 2012, respectively, to reflect the interest expense had the transaction occurred on January 1, 2012.

As our interest rates under the Amended Credit Agreement are not fixed, the actual rates of interest can change from those that are assumed above. If the actual interest rates incurred when the debt was actually drawn were to increase or decrease by 1/8% from the rates we have assumed in estimating the pro forma interest expense adjustment, pro forma interest expense could increase or decrease by approximately $0.3 million per year.

Note 6 - Building Lease

The Männer Business had leased a building prior to its sale to the Company. The Männer Business purchased the building immediately prior to, and in connection with, the sale. Adjustments of $0.2 million and $0.3 million reflect the amount of the operating lease expense in excess of the depreciation on the building in the Unaudited Pro Forma Combined Condensed Statements of Income for the six months ended June 30, 2013 and twelve months ended December 31, 2012, respectively.

Note 7 - Amortization and Depreciation Expense - Cost of Sales

As set forth in Note 2 above, the Company allocated $146.6 million of the purchase price to intangible assets. Of this balance, acquired patents have been allocated a value of $21.0 million and have an estimated life of ten years. This adjustment represents the additional amortization related to the acquisition of patents and the fair value adjustment to fixed assets acquired had the business combination occurred on January 1, 2012. These adjustments include incremental amortization of $1.0 million and $2.1 million related to the acquired patents during the six month period ended June 30, 2013 and the twelve month period ended December 31, 2012, respectively. The Company has also recorded a fair value adjustment of approximately $2.7 million related to the Männer Business's property, plant and equipment. The adjustment in value relates to depreciable assets with an average economic life of approximately 14 years. The short-term impact of this fair value adjustment, however, results in higher annual depreciation. The estimated higher semi-annual and annual depreciation expense for the step-down in value of these acquired assets is approximately $0.4 million and $0.8 million using straight-line amortization, and has been included in cost of sales within the Unaudited Pro Forma Combined Condensed Statements of Income for the six months ended June 30, 2013 and twelve months ended December 31, 2012, respectively.

Note 8 - Bank Facility Fees

As discussed in Note 5 above, the Company borrowed $202.3 million under our Amended Credit Agreement to fund the acquisition of the Männer Business. These additional borrowings resulted in incremental bank facility fees of $0.4 million annually. Additional expenses, recorded as Other Expense within the Unaudited Pro Forma Combined Condensed Statements of Income for the six months ended June 30, 2013 and twelve months ended December 31, 2012, approximated $0.2 million and $0.4 million, respectively.

Note 9 - Tax Adjustments

The Company has reflected the applicable tax provision on the pro forma adjustments presented in the unaudited pro forma condensed combined statements of income.  The pro forma adjustments pertain primarily to the German tax jurisdiction, and are subject to a tax rate of approximately 27%.  However, some acquisition-related pro forma adjustments have limitations on tax deductibility.  The rates used on these adjustments are estimates and do not take into account any possible future tax events that may occur for the combined Company.

Note 10 - Non-Recurring Acquisition Expenses

This adjustment of $0.4 million represents acquisition-related expenses incurred during the six months ended June 30, 2013. We have removed these expenses from the Unaudited Pro Forma Combined Condensed Statement of Income for the six months ended June 30, 2013 on the basis that they are non-recurring. No adjustment was made for the twelve months ended December 31, 2012 as there were no such costs incurred prior to January 1, 2013.

Note 11 - License Fees

The Männer Business, prior to its sale to the Company, had paid license fees for the use of patents. The Männer Business purchased the rights to the licenses prior to, and in connection with, the sale. The adjustments of $1.2 million and $2.4 million reflect the reversal of the license fees in the Unaudited Pro Forma Combined Condensed Statements of Income for the six months ended June 30, 2013 and twelve months ended December 31, 2012, respectively.

Note 12 - Balances of the Männer Business Not Acquired

The Company did not acquire the assets and liabilities of Otto Männer Holding AG ("Holding"). The Company assumed a $21.1 million payable that was held by the entities that were acquired by the Company, and were due to Holding. The corresponding receivable at Holding was not acquired. The Company is obligated to pay this balance to Holding following the acquisition.